Exhibit 99.1

FOR IMMEDIATE RELEASE

June 21, 2007

CenterState Banks of Florida, Inc. announces

plan to unite two subsidiary Banks

WINTER HAVEN, FL. – June 21, 2007 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) today announced its plan to unite two of its five subsidiary banks, CenterState Bank Mid Florida and CenterState Bank West Florida, N.A.. The name of the combined Bank will be CenterState Bank, N.A. and will have total assets of approximately $378 million. It will operate through twelve banking offices in Pasco, Lake, Sumter, Hernando and Citrus counties, which are contiguous west central Florida counties. The combination is expected to be completed at the end of November 2007, subject to all required regulatory approvals.

The Company’s Chairman and CEO, Ernest S. Pinner, reported that Timothy A. Pierson, President and CEO of CenterState Bank Mid Florida will be the President and CEO of the combined bank. Mr. Pierson is also the President and CEO of CenterState Bank West Florida, N.A., a role he assumed earlier this year. Mr. Pinner, who is the Chairman of both banks, will be the Chairman of the combined bank.

Company CEO Pinner further reported that there will be no reduction of staff resulting from this combination. The redundancy and over staffing is expected to cure itself through attrition and company wide growth.

For additional information contact Ernest S. Pinner, Chairman and CEO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.